Exhibit 99

Media Contact	March 1, 2007
Andy Brimmer, 205-410-2777	For Immediate Release

HealthSouth Reports Results for Fourth Quarter Ended December 31, 2006

Revenue and Earnings Growth in Inpatient and Surgery Centers Divisions

Operating Loss Narrowed

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS) today reported its results of operations for the fourth quarter ended December 31, 2006.

Net operating revenues for the fourth quarter were $730.2 million, a 0.4% decrease from the same quarter of 2005. Net operating revenues increased in our inpatient and surgery centers divisions due to regulatory pricing changes that positively impacted the fourth quarter of 2006 in our inpatient division and positive trends due to resyndication activities in our surgery centers division. These increased revenues were offset by revenue decreases as a result of continued competition from physician-owned sites and the closure of underperforming facilities that did not qualify as discontinued operations in our outpatient and diagnostic divisions.

Results for continuing operations in the fourth quarter of 2006 included a pre-tax loss from continuing operations of $61.1 million, or $0.77 per share, compared to a $76.2 million pre-tax loss from continuing operations, or $0.96 per share, in the fourth quarter of 2005.

“I view the fact that net revenues were up in our inpatient division both sequentially and on a quarter-over-quarter basis while net revenues in our surgery centers division showed quarter-over-quarter improvement for the first time since our new management team took over in 2004 as a positive development,” said HealthSouth President and Chief Executive Officer, Jay Grinney. “Solid pricing in our inpatient rehabilitation hospitals, as we continued to treat more acutely-ill patients, coupled with compliant case growth of 4.7% generated a 3.2% increase in fourth quarter operating earnings for our inpatient division compared to the fourth quarter of 2005. The turnaround of our surgery centers division continued in the fourth quarter as we saw both sequential and quarter-over-quarter improvement in operating earnings for this segment. While total cases were down 1.3%, cases in those facilities that were open for at least twelve months were up 0.9%. While our fourth quarter Adjusted Consolidated EBITDA (see Supplemental Non-GAAP Disclosures section of this earnings release for additional information) of $125.7 million was essentially unchanged from the fourth quarter of 2005 due to the performance of our outpatient and diagnostic divisions, I am encouraged by the solid results from our two largest business segments.”

“Over the last two years, we have spent a significant amount of time and financial resources to design, implement, and test internal controls, and I am pleased to report that we made significant progress toward improving our internal control over financial reporting and remediating the material weaknesses in our internal controls that we identified in previous years,” said John Workman, HealthSouth Executive Vice President and Chief Financial Officer. “At December 31, 2006, we reported only one remaining material weakness relating to our accounting for income taxes, and we will diligently pursue the remediation of this material weakness during 2007. We continue to attempt to manage corporate expenses while we implement our repositioning and deleveraging plan. However, this will be challenging in 2007 until we are able to rationalize our corporate overhead in relation to the size of our operations post-repositioning. We expect our corporate expenses to include unusually high costs in 2007, as a percent of consolidated net operating revenues, as we provide transition services to the divested divisions (whose results exclude corporate overhead), continue to build our development team to execute our consolidation strategy and identify new market opportunities in the inpatient rehabilitation area, and implement an upgrade to our PeopleSoft accounting system. We will also continue to incur significant professional fees associated with transaction support for our divestitures and for tax services as we attempt to maximize the amount we receive related to the filing of amended income tax returns for 1996 through 2003.”

Segment Highlights

Operating earnings are a key performance measure used by management to assess the results of each operating segment. Operating earnings include divisional overhead, but exclude corporate overhead. Operating earnings include the effect of minority interests in earnings of consolidated affiliates and equity in net income of nonconsolidated affiliates.

Inpatient Division

Net operating revenues in the inpatient division increased by 1.9%, or $8.1 million, in the fourth quarter of 2006 compared to the fourth quarter of 2005 due to new pricing that went into effect October 1, 2006 and continued compliant case growth. The strategic focus on growing compliant cases continues to yield strong results. Compliant case growth was 4.7% in the fourth quarter of 2006.

Operating earnings increased by 3.2%, or $2.5 million, quarter over quarter due to the pricing changes discussed above.

Surgery Centers Division

In Q4 2006, we began to see the results of our resyndication efforts on net operating revenues of our surgery centers division, with net operating revenues of the division increasing 3.1%, or $5.4 million, in the fourth quarter of 2006 compared to the fourth quarter of 2005.

Operating earnings increased by $12.8 million quarter over quarter as a result of improved revenues and labor and supply cost management initiatives, including the standardization of non-physician preference items.

Outpatient Division

The outpatient division experienced a decline in net operating revenues of $10.2 million in the fourth quarter of 2006 compared to the fourth quarter of 2005 as a result of continued competition, closures of underperforming facilities that did not qualify as discontinued operations, and the annual per-beneficiary limitations on Medicare outpatient therapy services (effective January 1, 2006). The division has reduced its exposure to physician-owned physical therapy sites through its initiatives to diversify its referral sources and expects its exposure to this competitive threat to lessen in 2007.

Operating earnings decreased due to the continued volume declines.

On January 29, 2007, we announced that we have entered into a definitive agreement with Select Medical Corporation, a privately owned operator of specialty hospital and outpatient rehabilitation facilities, to sell our outpatient division for approximately $245 million in cash, subject to certain adjustments. The closing of this transaction is anticipated to occur on or before April 30, 2007, and is subject to customary closing conditions, including regulatory approval.

Diagnostic Division

The diagnostic division experienced a decline in net operating revenues of $5.9 million, or 12.8%, during the fourth quarter of 2006 as compared to the fourth quarter of 2005 due to competitive pressures and the closure of underperforming facilities that did not qualify as discontinued operations.

The division continued to experience an operating loss in the fourth quarter of 2006 due primarily to added expenses from the installation of a new billing and collection system and reduced profitability as a result of a negative case mix change in scanning activity.

Corporate and Other

The operating loss of our corporate and other segment decreased $6.7 million from the fourth quarter a year ago due primarily to a revaluation of the common stock and common stock warrants associated with our securities litigation settlement and a recovery of amounts due from Richard M. Scrushy, our former chairman and chief executive officer. These benefits recorded in the fourth quarter of 2006 were offset by additional stock-based compensation charges due to our adoption of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment, on January 1, 2006 and expenses associated with amounts owed to the derivative plaintiffs’ attorneys.

Cash Flow and Balance Sheet

Cash and cash equivalents were $40.6 million as of December 31, 2006. Total debt was $3.4 billion. Our government, class action, and related settlements liability decreased by $118.4 million during 2006, and capital expenditures were $99.2 million for 2006.

In 2007, we will make the final payments under our Medicare Program Settlement and SEC Settlement.

As of December 31, 2006, approximately $170 million was drawn under our $400 million revolving credit facility due to seasonal borrowing needs, the timing of bond and interest payments, and government settlement payments. As of February 28, 2007, approximately $130 million was drawn under our revolving credit facility. We will use the anticipated proceeds from the divestiture of our surgery centers, outpatient, and diagnostic divisions to deleverage the Company. However, no assurances can be given as to whether or when such proceeds will be received.

HealthSouth’s Form 10-K for the year ended December 31, 2006 can be found on the SEC’s website at www.sec.gov. The information in this press release is summarized and should be read in conjunction with the Form 10-K filed today.

HealthSouth Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
(In Millions, Except Per Share Data)
	Three Months Ended December 31,

	2006	2005
Net operating revenues	$ 730.2	$ 733.4
Operating expenses:
Salaries and benefits	354.4	343.5
Professional and medical director fees	15.1	17.9
Supplies	72.5	72.7
Other operating expenses	104.5	115.8
Provision for doubtful accounts	34.2	26.2
Depreciation and amortization	35.5	35.4
Occupancy costs	37.0	32.3
Recovery of amounts due from Richard M. Scrushy	(12.8)	–
(Gain) loss on disposal of assets	(3.2)	2.4
Impairment of long-lived assets	12.8	17.4
Government, class action, and related settlements
expense	(6.9)	–
Professional fees—accounting, tax, and legal	63.3	56.4
Total operating expenses	706.4	720.0
Interest expense and amortization of debt discounts and fees	84.5	83.9
Interest income	(6.0)	(6.5)
Loss (gain) on sale of investments	0.6	(3.3)
Gain on interest rate swap	(3.6)	–
Equity in net income of nonconsolidated affiliates	(4.5)	(2.8)
Minority interests in earnings of consolidated affiliates	13.9	18.3
Loss from continuing operations before
income tax expense	(61.1)	(76.2)
Provision for income tax expense	9.4	7.8
Loss from continuing operations	(70.5)	(84.0)
Loss from discontinued operations, net of income tax
expense	(0.9)	(29.9)
Net loss	(71.4)	(113.9)
Convertible perpetual preferred dividends	(6.5)	–
Net loss available to common shareholders	$ (77.9)	$ (113.9)
Comprehensive loss:
Net loss	$ (71.4)	$ (113.9)
Other comprehensive income, net of tax:
Foreign currency translation adjustment	(0.2)	(0.9)
Unrealized gain on available-for-sale securities	1.1	–
Other comprehensive income	0.9	(0.9)
Comprehensive loss	$ (70.5)	$ (114.8)
Weighted average common shares outstanding:
Basic	79.2	79.4
Diluted	92.6	79.5
Basic and diluted loss per common share:
Loss from continuing operations available to
common shareholders	$ (0.97)	$ (1.06)
Loss from discontinued operations, net of tax	(0.01)	(0.38)
Net loss per share available to common shareholders	$ (0.98)	$ (1.44)

HealthSouth Corporation and Subsidiaries
Supplemental Non-GAAP Disclosures
(In Millions)

	Three Months Ended
	December 31,
	2006	2005
Net loss	$ (71.4)	$ (113.9)
Loss from discontinued operations, net of tax	0.9	29.9
Income tax expense	9.4	7.8
Depreciation and amortization	35.5	35.4
Interest expense, net	78.5	77.4
Other debt related items	(3.6)	–
Other adjustments under Debt Agreements (a):
Professional fees	63.3	56.4
Impairment charges	12.8	17.4
Government, class action, and related settlements expense	(6.9)	–
All other (b)	7.2	15.1
Adjusted Consolidated EBITDA (1)	$ 125.7	$ 125.5

(1) Adjusted Consolidated EBITDA is a non-GAAP financial measure. We believe Adjusted Consolidated EBITDA is an important measure that supplements discussion and analysis of our results of operation. We believe that it is useful to investors as it is used in our covenant calculations under our 2006 Credit Agreement.

Adjusted Consolidated EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to net loss as an operating performance measure or to cash flows from operating, investing, or financing activities as a measure of liquidity. Because Adjusted Consolidated EBITDA is not a measure determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, Adjusted Consolidated EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

(a) Our Senior Credit Facility and Senior Notes allow certain items to be added to arrive at Adjusted Consolidated EBITDA that are viewed as not being ongoing costs once the Company has completed its restructuring.

(b) All other.

	Three Months Ended
	December 31,
	2006	2005
	(In Millions)
Non-cash losses on asset disposals	$ 2.2	$ 5.2
Compensation expense under FASB No. 123 (R)	3.9	–
Restructuring charges under FASB Statement No. 146	0.5	0.7
Other	0.6	9.2
All Other	$ 7.2	$ 15.1

HealthSouth Corporation
Supplemental Segment Information
(In Millions, Except Number of Facilities)

Three Months Ended December 31, 2006 and 2005
	Inpatient		Surgery Centers		Outpatient	Diagnostic	Corporate and Other
Net operating revenues:
4Q 2006	$ 424.6		$ 182.4		$ 76.5	$ 40.1	$ 5.1
4Q 2005	$ 416.5		$ 177.0		$ 86.7	$ 46.0	$ 13.1

Operating earnings (loss):
4Q 2006	$ 80.7		$ 25.8		$ 5.3	$ (7.3)	$ (90.1)
4Q 2005	$ 78.2		$ 13.0		$ 8.7	$ (5.2)	$ (96.8)

Depreciation and amortization:
4Q 2006	$ 17.4		$ 6.3		$ 4.6	$ 0.8	$ 6.4
4Q 2005	$ 14.7		$ 7.8		$ 3.3	$ 6.4	$ 3.2

Number of facilities as of
December 31, 2006	183	(a)	147	(b)	582	61	5

Number of facilities as of
December 31, 2005	204	(c)	161	(b)	620	85	5

(a)	includes 81 outpatient satellites
(b)	includes 3 surgical hospitals
(c)	includes 101 outpatient satellites

HealthSouth Corporation and Subsidiaries
Supplemental Segment Information

	Three Months Ended December 31,
	2006	2005
Volumes	(In Thousands, Except Average Length of Stay)
Inpatient
Discharges	25.2	26.4
Outpatient visits	333.9	362.6
Average length of stay	15.3 days	14.9 days
Surgery Centers
Cases	139.8	141.6
Outpatient
Visits	731.0	851.3
Diagnostic
Scans	152.3	155.8

HealthSouth Corporation and Subsidiaries
Supplemental Segment Information
(In Millions)

Year Ended December 31, 2006 and 2005
	Inpatient	Surgery Centers	Outpatient	Diagnostic	Corporate and Other
Depreciation and amortization:
2006	$ 64.7	$ 29.4	$ 13.7	$ 17.6	$ 22.8
2005	$ 65.0	$ 35.6	$ 13.2	$ 23.4	$ 25.4

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Millions)
	December 31,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$ 40.6	$ 174.5
Current portion of restricted cash	99.6	151.4
Marketable securities	–	23.8
Current portion of restricted marketable securities	37.5	–
Accounts receivable, net of allowance for doubtful accounts of $144.3
in 2006; $122.2 in 2005	367.4	392.0
Insurance recoveries receivable	230.0	–
Other current assets	105.2	132.6
Total current assets	880.3	874.3
Property and equipment, net	1,096.0	1,179.3
Goodwill	896.9	911.4
Intangible assets, net	54.1	51.5
Investment in and advances to nonconsolidated affiliates	59.3	46.4
Other long-term assets	373.0	529.3
Total assets	$ 3,359.6	$ 3,592.2
Liabilities and Shareholders’ Deficit
Current liabilities:
Current portion of long-term debt	$ 37.0	$ 33.8
Accounts payable	105.1	121.2
Accrued expenses and other current liabilities	448.5	478.3
Refunds due patients and other third-party payors	100.4	143.4
Current portion of government, class action, and related settlements	570.6	333.1
Total current liabilities	1,261.6	1,109.8
Long-term debt, net of current portion	3,365.3	3,368.1
Government, class action, and related settlements, net of current portion	–	135.2
Other long-term liabilities	258.8	246.1
	4,885.7	4,859.2
Commitments and contingencies
Minority interest in equity of consolidated affiliates	271.1	273.7
Convertible perpetual preferred stock	387.4	–
Shareholders’ Deficit:
Total shareholders’ deficit	(2,184.6)	(1,540.7)
Total liabilities and shareholders’ deficit	$ 3,359.6	$ 3,592.2

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Millions)
	Year Ended December 31,
	2006	2005
Net cash used in operating activities	$ (120.4)	$ (2.9)
Net cash provided by (used in) investing activities	59.3	(101.8)
Net cash used in financing activities	(75.3)	(172.0)
Effect of exchange rate on cash and cash equivalents	0.1	(1.2)
Decrease in cash and cash equivalents	(136.3)	(277.9)
Cash and cash equivalents at beginning of period	174.5	450.1
Cash and cash equivalents of discontinued operations at beginning of
period	3.0	5.3
Less: Cash and cash equivalents of discontinued operations at end of
period	(0.6)	(3.0)
Cash and cash equivalents at end of period	$ 40.6	$ 174.5

Earnings Conference Call

The Company will host an investor conference call at 8:30 a.m. Eastern Time on March 1, 2007 to discuss its 2006 results.

The conference call may be accessed by dialing 866-491-4244 and entering pass code 8437134. International callers should dial 973-582-2815 and enter the same pass code. Please call approximately 10 minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at www.healthsouth.com by clicking on an available link.

A replay of the conference call will be available, beginning approximately two hours after the completion of the conference call, from March 1 until March 15, 2007. To access the replay, please dial 877-519-4471. International callers should dial 973-341-3080. The webcast will also be archived for replay purposes for two weeks after the live broadcast on www.healthsouth.com.

About HealthSouth

HealthSouth strives to be the health care company of choice for its patients, employees, physicians and shareholders. Operating across the country, HealthSouth is one of the nation's largest providers of inpatient rehabilitative services, outpatient rehabilitation centers, surgery centers, and diagnostic imaging centers. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against us or any adverse outcome relating to the settlement of the federal securities class action previously disclosed by us; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully consummate transactions related to its previously announced strategic repositioning; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees and customers; HealthSouth’s ability to successfully remediate its internal control weakness; changes, delays in or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the company’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2006.